Exhibit 99.2

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated January 2, 2017 to the Independent Director Committee of Alon USA Energy, Inc. (“Alon”) included in Annex F to the joint proxy statement/prospectus relating to the proposed merger of Alon and a wholly‑owned subsidiary of Delek Holdco, Inc., which is part of the Registration Statement of Delek Holdco, Inc. on Form S‑4 and (ii) the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

By: /s/ James Roddy
Name: James Roddy
Title: Managing Director

April 24, 2017